For Immediate Release

Colombia Clean Power & Fuels Changes
Name to Colombia Energy Resources, Inc.
Trading Symbol Changed to “CERX”

SAN FRANCISCO, CALIFORNIA. November 4, 2011 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB; OTCBB: CERX.OB), (the “Company” or “CCPF” or “CERX”) announced today that following the change of the Company’s name from Colombia Clean Power & Fuels, Inc. to Colombia Energy Resources, Inc., the Company will change the trading symbol of its common stock on the OTC Bulletin Board to “CERX.” The new name and trading symbol are effective at the open of the market on November 4, 2011.

“We are changing our name to more properly reflect our focus on the metallurgical coal market in Colombia,” stated Ron Stovash, CEO. “Over the next few months, as we bring our mines into operation and begin to prove our resource base, Colombia Energy Resources expects to demonstrate to the financial markets we are reaching the milestones necessary to achieve our goal of being a leading metallurgical coal producer in Colombia.”

In a Schedule 14C filed October 4, 2011 with the Securities and Exchange Commission, the Company announced its new name and a change in the state of incorporation from the State of Nevada to the State of Delaware by merging the Company into Colombia Energy Resources, Inc., a newly formed Delaware company.

About Colombia Energy Resources, Inc.
Colombia Energy Resources, Inc. (OTCBB: CERX.OB) is exploring coal deposits and developing coal mines at Company controlled mining concessions along with developing coal coking operations, utilizing advanced technologies, in the Republic of Colombia. The Company currently controls 9 mining concessions underlying 25,000 acres of land. The Republic of Colombia is the world's tenth largest producer and sixth largest exporter of coal. It also has the largest reserve base in South America with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.

Colombia Energy Resources, Inc.
One Embarcadero Center
Suite 500
San Francisco, CA 94111
+1 415 460 1165

The Company is focused on metallurgical coal exploration and development activities. We plan to import international mining best practices and proven, advanced and environmentally-friendly coke processing technologies to Colombia as we become a leading consolidator in the Colombian metallurgical coal market. The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S. and Colombia with a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaEnergyResources.com

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This release contains forward-looking statements regarding Colombia Energy Resources, Inc. future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Colombia Energy Resources, Inc. undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165

www.colombiaenergyresources.com

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SOURCE: Colombia Energy Resources, Inc.

Colombia Energy Resources, Inc.